Exhibit 99.2

Liberty Media Corporation Closes Secondary Offering on Behalf of Selling Stockholders of Series C Liberty Formula One Common Stock

ENGLEWOOD, Colo.— (BUSINESS WIRE) — Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today that it has closed its previously announced underwritten public offering on behalf of certain selling stockholders (the “Selling Stockholders”) of 12,500,000 shares of Liberty’s Series C Liberty Formula One common stock, par value $0.01 per share (“FWONK”), at a price to the public of $35.50 per share. The Selling Stockholders acquired the shares of FWONK offered in this offering in January 2017 in connection with the consummation of Liberty’s acquisition (the “Formula 1 Acquisition”) of Delta Topco Limited, the parent company of Formula 1. The Selling Stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of FWONK on the same terms.

The Selling Stockholders received all of the net proceeds from the sale of their shares of FWONK. Liberty did not receive any proceeds from the sale of shares of FWONK on behalf of the Selling Stockholders in this offering.

Following the closing of the offering (and not taking into account any exercise by the underwriters of their 30-day option to purchase additional shares of FWONK from the Selling Stockholders), approximate ownership of the equity of the Formula One Group is comprised of (1): (i) 11%(2) owned by the selling shareholders of Formula 1 (the “Formula 1 Selling Shareholders”) who acquired shares of FWONK in January 2017 in connection with the Formula 1 Acquisition and pro-forma for the dilutive impact of the Exchangeable Notes issued to the Formula 1 Selling Shareholders, (ii) 27%(2) owned by certain third party investors who acquired shares of FWONK in January 2017 in connection with the Formula 1 Acquisition based on their ownership as of June 28, 2017 and (iii) the remaining percentage owned by other public shareholders (with 5% of the equity of the Formula One Group being comprised of shares offered by the Selling Stockholders in this offering).

Goldman Sachs & Co. LLC, J.P. Morgan and Morgan Stanley acted as the book-running managers for the offering. The shares of FWONK were sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of FWONK or any other securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of a public offering of shares of FWONK and the ownership of the Formula One Group following the closing. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty’s subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

(1) Ownership percentages are calculated based on approximately 230.6 million shares of Liberty Formula One common stock outstanding as of May 31, 2017, which includes approximately 15.7 million shares of FWONK issuable upon exchange of the Exchangeable Notes issued to the Formula 1 Selling Shareholders in connection with the Formula 1 Acquisition, based on the maximum number of shares issuable, but does not include the approximately 19 million shares of FWONK held in treasury for potential issuance to Formula 1 teams.

(2) Percentages reflect shares distributed at the time of the specific issuance noted, and do not give effect to any potential prior or subsequent acquisitions of Liberty Formula One common stock.

Source: Liberty Media Corporation